Exhibit (a)(5)(d)
FOR IMMEDIATE RELEASE

EOS PETRO ANNOUNCES EXTENSION OF TENDER OFFER FOR ANY AND ALL OUTSTANDING SHARES OF DUNE ENERGY

LOS ANGELES, CA – November 7, 2014– In connection with the previously announced merger agreement entered into to acquire Dune Energy, Inc. (“Dune”) (OTC:DUNR), Eos Petro, Inc. (“Eos”) today announced that, in accordance with the terms of the merger agreement, Eos, Eos Merger Sub, Inc. (“Purchaser”) and Dune have agreed to extend the expiration of the tender offer to acquire all of the outstanding shares of common stock of Dune at a price of $0.30 per share in cash without interest and less any applicable withholding taxes, to November 20, 2014 at 12:00 Midnight, New York City time to allow Purchaser to complete financing in order to fund the tender offer and merger. The tender offer was previously scheduled to expire on November 6, 2014 at 12:00 Midnight, New York City time. All other terms and conditions of the tender offer remain unchanged.

The depositary for the tender offer has advised that, as of the close of business on November 6, 2014, a total of approximately 73,368,820 shares or 98.9607% of outstanding shares had been validly tendered and not properly withdrawn pursuant to the tender offer, which is sufficient to satisfy the minimum tender condition contemplated by the merger agreement.

About Eos
Eos Petro, Inc. is a U.S. listed company that is in the business of acquiring, exploring and developing oil and gas-related assets, both domestically and internationally. Eos’ current, active properties are located in the Illinois Basin.

About Dune Energy, Inc.
Dune Energy, Inc. is an independent energy company based in Houston, Texas. Dune is engaged in the exploration, development, acquisition and exploitation of crude oil and natural gas properties, with interests along the Louisiana and Texas Gulf Coast. Additional information on Dune is available at Dune’s website at www.duneenergy.com.

IMPORTANT INFORMATION ABOUT THE TENDER OFFER

This press release is not an offer to purchase or a solicitation of an offer to sell securities of Dune. Eos and Purchaser have previously filed and amended the offer to purchase and related materials with the Securities and Exchange Commission (the “SEC”) on Schedule TO, and Dune has previously filed and amended its solicitation/recommendation statement with the SEC on Schedule 14D-9. DUNE STOCKHOLDERS ARE URGED TO READ THESE MATERIALS CAREFULLY SINCE THEY CONTAIN IMPORTANT INFORMATION, INCLUDING TERMS AND CONDITIONS OF THE OFFER. The Tender Offer Statement and Solicitation/Recommendation Statement on Schedule 14D-9 will be sent free of charge to Dune stockholders. Free copies of these and other materials (when available) may be obtained by contacting the information agent for the tender offer Okapi Partners, LLC toll-free at (855) 305-0856 or info@okapipartners.com. In addition, all of these materials (and all other documents filed with the SEC) will be available at no charge from the SEC through its website at www.sec.gov. Investors and stockholders may also obtain free copies of the respective documents of Dune and Eos that are filed with the SEC from http://www.duneenergy.com and http://www.eos-petro.com.

FORWARD LOOKING STATEMENTS

Certain statements contained herein constitute forward-looking statements with respect to certain plans and objectives of Dune and Eos with respect to the proposed Offer, Merger and related transactions, including the timing of the completion of the Merger. These forward-looking statements can be identified by the fact that they do not relate only to historical or current facts. By their nature, forward-looking statements involve known and unknown risks and uncertainties because they relate to events and depend on circumstances that will occur in the future. Forward-looking statements often use words such as “anticipate”, “target”, “expect”, “estimate”, “intend”, “plan”, “goal”, “believe”, “hope”, “aim”, “continue”, “will”, “may”, “would”, “could” or “should” or other words of similar meaning or the negative thereof. There are several factors which could cause actual plans to differ materially from those expressed or implied in forward-looking statements. Such factors include, but are not limited to: the risk that the acquisition of Dune and any related Offer and Merger may not be consummated, or may not be consummated in a timely manner. Dune’s and Eos’ businesses, each as a whole, are subject to a number of risks, and to the extent those risks are known to be material, they have been listed and discussed in Dune’s and Eos’s respective annual report on Form 10-K for the fiscal year ended December 31, 2013, and quarterly and current reports on Form 10-Q and 8-K. Although it is believed that the expectations reflected in such forward-looking statements are reasonable, no assurance can be given that such expectations will prove to have been correct, and persons reading this communication are therefore cautioned not to place undue reliance on these forward-looking statements, which speak only as at the date of this communication. Dune and Eos assume no obligation to update the information contained in this communication (whether as a result of new information, future events or otherwise), except as required by applicable law.

Media / Investor Contacts

For Eos:
Michael Briola, Partner
Anubis Partners, LLC
+1 541.482.0919
mbriola@anubispartners.com